Exhibit 3.1
Third Certificate of Amendment of Certificate of Incorporation of Encore Capital Group, Inc.
FIRST: The name of the corporation (hereinafter referred to as the “Corporation”) is Encore Capital Group, Inc. The corporation was incorporated in the State of Delaware on April 29, 1999 under the original name “MCM Capital Group, Inc.”

SECOND: At a meeting of the Board of Directors of Encore Capital Group, Inc., resolutions were duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of said corporation, declaring said amendment to be advisable and directing that the proposed amendment to be considered at the next annual meeting of the stockholders.

The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Article Eight to read in its entirety as follows:
“To the fullest extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. If the Delaware General Corporation Law is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any amendment, repeal or modification of this provision, or the adoption of any provision of the Certificate of Incorporation inconsistent with this provision, shall not adversely affect any right or protection of a director or officer of the corporation with respect to any act or omission occurring prior to such amendment, repeal, modification, or adoption.”

THIRD: Thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH: The foregoing amendment was duly adopted in accordance with provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 12th day of June, 2026.
Encore Capital Group, Inc.

By: /s/ Andrew Asch
Andrew Asch
Secretary